SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 6, 2003

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 470, Durham, North Carolina	27703-8466

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(919) 941-9777

(Former Name or Former Address, If Changed Since Last Report)

Item 5.    Other Events.

On March 6, 2003, Inspire Pharmaceuticals, Inc. issued the following press release:

“INSPIRE PHARMACEUTICALS PROVIDES UPDATE ON ALLERGIC RHINITIS PROGRAM

Enrollment complete in first Phase III trial

Phase II data to be presented at AAAAI meeting

“DURHAM, NC—March 6, 2003—Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced that enrollment is complete in a 630-patient multi-center clinical trial of INS37217 Intranasal in patients with perennial allergic rhinitis (PAR). The trial is a 28-day, randomized, parallel-group, double-blind study designed to evaluate the safety and efficacy of INS37217 Intranasal in a non-preserved nasal spray formulation, compared to placebo. Inspire expects to release top-line results from the study by the end of the second quarter of 2003. At that time, the Company plans to request a meeting with the Food and Drug Administration to discuss the future development program for INS37217 Intranasal, including the additional Phase III studies required.

“Inspire also announced that the Company will present results from a Phase II clinical trial of INS37217 Intranasal in patients with PAR at the American Academy of Allergy, Asthma and Immunology (AAAAI) meeting in Denver. These results, published as an abstract in the Journal of Allergy and Clinical Immunology in February 2003, will be presented as a poster at the AAAAI on March 8th, from 8:00 AM until 4:00 PM MST. The poster will be attended from 10:30 AM until 12:30 PM MST.

“A copy of the abstract is currently available on Inspire’s website at www.inspirepharm.com. A copy of the poster will be available on the Company’s website after 8:00 AM MST on March 8th.

“About Allergic Rhinitis

“Allergic rhinitis (AR) is a condition that results from exposure to allergens, either at specific times of the year (seasonal allergic rhinitis) or year-round (perennial allergic rhinitis). Up to one-half of AR patients suffer from both seasonal as well as perennial AR, approximately one-third suffer from seasonal AR alone and another one-third from perennial AR alone. In either seasonal or perennial AR, the symptoms and treatment approaches are similar. Symptoms most often include nasal congestion or stuffiness, rhinorrhea (runny nose) and nasal itching. Allergic rhinitis affects nearly 150 million people in the world’s seven major pharmaceutical markets, and annual sales of prescription products to treat AR are estimated to total more than $4.5 billion worldwide. The treatments currently available include primarily prescription and over-the-counter antihistamines, decongestants and nasal corticosteroids. Many of these products can be associated with unwanted side effects, including sedation, rebound congestion, nervousness and insomnia.

“About Inspire

“Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body’s innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire’s lead product candidates target ophthalmic and respiratory diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has development and commercialization alliances with Allergan, Inc., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. Inspire’s products are based on proprietary technology relating to P2Y2 receptors and to non-P2Y2 receptors that show therapeutic promise, including P2Y12.

“Forward-Looking Statements

“The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Gregory J. Mossinghoff
Gregory J. Mossinghoff
President, Treasurer and Secretary

Dated: March 6, 2003